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KELLWOOD (NYSE:KWD) SIGNS AGREEMENT TO ACQUIRE KASPER A.S.L., LTD.

         NEW YORK, NY, June 12, 2003 - Kellwood Company announced today the signing of an agreement to acquire Kasper A.S.L., Ltd., according to Hal J. Upbin, Kellwood chairman, president, and chief executive officer.

         "After working on this opportunity for several months, Kellwood management is extremely pleased to reach an agreement with Kasper, subject to approval of the Bankruptcy Court. Kasper will be structured as a stand-alone company under the Kellwood Womenswear umbrella. We look forward to welcoming the Kasper associates into our worldwide organization," commented Upbin. Kasper sales for 2002 were approximately $350 million.

         "Kasper has a strong portfolio of brands itself, which will augment Kellwood's already diverse brand assortment and multichannel strategy," added Upbin. The Kasper organization consists of five distinct brands, targeting different consumers, price points and distribution channels. Le Suit(R) is created for the upper moderate market. Kasper(R) suits, sportswear and dresses along with AK Anne Klein(TM) sportswear and Anne Klein(R) dresses are designed for the better market. Albert Nipon(R) and the Anne Klein New York(TM) collections are targeted to the bridge market.

         "The Kasper(R) brand holds the largest and strongest brand position in the department store channel - and represents 62 percent of the company's overall sales. Suit design and development is one of Kellwood's greatest strengths. Now with the addition of Kasper to our existing suit businesses, Kellwood has become the dominant force in the suit category," said Stephen L. Ruzow, president Kellwood Womenswear.

         "We are delighted to have acquired the prestigious Anne Klein name. The late designer has been called the all-American designer of classic sportswear. We cherish the heritage her namesake brings to the Kellwood family and plan to continue the outstanding tradition that will follow the legacy of Louis Dell'Olio and Donna Karan, who designed the line after Anne Klein's death," commented Ruzow.

         Celebrating over 40 years of value, fashion and diversity, Kellwood (NYSE:KWD) is a $2.2 billion marketer of apparel and consumer soft goods. Kellwood specializes in branded as well as private label products, and markets to all channels of distribution with product specific to a particular channel. Kellwood brands include Sag Harbor(R), Koret(R), Jax(R), XOXO(R), David Dart(R), Gerber(R), Democracy(R), David Meister(TM), Dorby(TM), My Michelle(R), Briggs(TM), Vintage Blue(TM), EMME(R), Bill Burns(R), David Brooks(R), Kelty(R), and Sierra Designs(R). Gerber(R), EMME(R), and Bill Burns(R), and XOXO(R) are produced under licensing agreements. For more information, visit www.kellwood.com.

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Statements in this press release that are not strictly historical are
"forward-looking" statements within the meaning of the safe harbor provisions of the federal securities laws. Actual results may differ materially due to risks and uncertainties that are described in the Company's Form 10-K and other filings with the SEC.



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MEDIA CONTACT: Donna Weaver, VP Corporate Communications, Kellwood Company,
212.575.7467, Fax 212.575.5339 or donna.weaver@kellwood.com. Executive Office:
120 West 45th Street, 27th Floor, New York, New York, 10036.